Exhibit 10.20
RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the
"Grant Date") between QXO, INC., a Delaware corporation (the "Company" or "OXO"), and <Director First Name Last Name>.
This Restricted Stock Unit Award Agreement (this "Award Agreement") sets forth the terms and conditions of an award of XX,XXX restricted stock units (this "Award") that are subject to the terms and conditions specified herein (each such restricted stock unit, an "RSU") and that are granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the "Plan"). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.
You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS
AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
"Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
"Scheduled Vesting Date" shall have the meaning given to such term in Section 3(a) of this Award Agreement.
"Section 409A" means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
SECTION 3. Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the RSUs will become vested on the date of the Company's 2027 Annual Meeting of Stockholders ("Scheduled Vesting Date"), subject to your continued service as a director with the Company through the Scheduled Vesting Date.

(b)Termination of Service. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c), all unvested RSUs will be forfeited upon your termination of service for any reason prior to the Scheduled Vesting Date, except that if your service terminates by reason of your death, all outstanding and unvested RSUs shall immediately vest in full.

(c)Change of Control. Immediately prior to a Change of Control that occurs prior to the Scheduled Vesting Date, if you continue to provide services through immediately prior to such Change of Control, all outstanding and unvested RSUs shall immediately vest.
(d)Settlement of Award. Unless a deferral election has been properly made with respect to the Award in accordance with Plan procedures, if RSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as administratively practicable, and in any event within thirty (30) days after any RSUs become vested, the Company shall deliver to you or your legal representative one Share for each vested RSU. If RSUs vest pursuant to the foregoing provisions of this Section 3 and a deferral election has been properly made with respect to the Award in accordance with Plan procedures, then as soon as administratively practicable after your service as a director of the Company ceases, and in any event within thirty (30) days after such cessation of service as a director of the Company, the Company shall deliver to you or your legal representative one Share for each vested RSU.
SECTION 4. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.
SECTION 5. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9 of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 5 and Section 9 of the Plan shall be void.
SECTION 6. Tax Obligations; Consents.
(a)Tax Obligations. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9 of the Plan.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company's supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

SECTION 8. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 9. Arbitration and Consent to Jurisdiction. Any claims you wish to make arising out of or relating to this Agreement will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association ("AAA") in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.
SECTION 10. Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company's records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally;
(b) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (b) one (1) day after it is sent by overnight courier service via UPS or FedEx.
SECTION 11. Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 12. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words "include," "includes" or "including" are used in this Award Agreement, they shall be deemed to be followed by the words "but not limited to". The term "or" is not exclusive.
SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7 of the Plan).

SECTION 14. Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.
(b)If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first Business
Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A- 2(b)(2)(iii).
(c)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by "pdf') shall be deemed effective for all purposes.
SECTION 16. Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company's preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the "Trade Monitoring Policy"). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company's preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

SECTION 17. Recoupment of Award. You acknowledge and agree that in accordance with Section 9 of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 17 and Section 9 of the Plan shall not be the Company's exclusive remedy with respect to such matters.
SECTION 18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, INC.
by        /s/ Josephine Berisha
Name:    Josephine Berisha
Title:    Chief Human Resources Officer
ACKNOWLEDGED AND AGREED:
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______________________________________
Name: Director First Name Last Name